AMERICAN CENTURY MUTUAL FUNDS, INC.

ARTICLES OF AMENDMENT

AMERICAN CENTURY MUTUAL FUNDS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:    The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

SECOND:    Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(2) of the Maryland General Corporation Law, the Board of Directors of the Corporation has duly adopted resolutions authorizing the renaming of duly established and allocated series of the Corporation's stock as follows:

Old Series Name	New Series Name
Sustainable Equity Fund	Large Cap Equity Fund

THIRD:    These Articles of Amendment shall become effective at 12:01 a.m. on December 10, 2024.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Assistant Secretary this 25th day of November, 2024.

ATTEST:	AMERICAN CENTURY MUTUAL FUNDS, INC.

/s/ Otis H. Cowan	By:/s/ Patrick Bannigan
Otis H. Cowan	Patrick Bannigan
Assistant Secretary	President

    THE UNDERSIGNED PRESIDENT OF AMERICAN CENTURY MUTUAL FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, as to all matters or facts required to be verified under oath, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, those matters and facts, are true in all material respects under the penalties of perjury.

Dated: November 25, 2024	/s/ Patrick Bannigan
Patrick Bannigan, President